EXHIBIT 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made as of this 8th day of April, 2006, (“Employment Agreement” or “Agreement”) by and between Javelin Pharmaceuticals, Inc. (“Javelin” or the “Company”), with a place of business at 130 West 42nd Street, New York, NY 10036 and Stephen J. Tulipano (“Employee”) residing at 15 Barbara Road, Stoneham, MA 02180.

The parties wish to enter into an Employment Agreement pursuant to which Employee will be employed by Javelin.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereby agree as follows:

1.   Employment.  Javelin agrees to employ Employee and Employee agrees to be employed by Javelin as its Chief Financial Officer commencing May 1, 2006 on the terms and conditions set forth herein.

2.   Duties. As Chief Financial Officer of Javelin, Employee shall have such powers and perform such duties as are customary for such a position at a company comparable to Javelin, and as shall from time to time be assigned to him by the President, Chief Executive Officer, Chief Operating Office of Javelin and/or Javelin’s Board of Directors. Employee shall devote his full working time to the performance of his duties to the Company. Employee’s services will be rendered from Javelin’s offices in New York, New York and Cambridge, Massachusetts or wherever business travel requires his presence. Employee shall report to Javelin’s Chief Executive Officer.

3.   Term of Agreement and Termination.  The term of the Agreement shall be for two (2) years, unless earlier terminated:

(a)   by either party within the first three (3) months of the term for any reason or no reason on written notice to the other;

(b)   immediately upon the death of Employee;

(c)   at the option of Javelin, immediately on notice, in the event of the inability of the Employee to perform his duties hereunder, whether by reason of injury, illness (physical or mental), or otherwise, for more than twelve (12) weeks in any period of fifty-two (52) consecutive weeks;

(d)   by Javelin, immediately, for cause. For purposes of this agreement, “cause” shall mean: (i) Employee’s breach of his duties to the Company under this Agreement, or any statute, regulation or common law; (ii) Employee’s failure or refusal, after notice thereof, to perform specific directives of the President, the Chief Executive Officer, the Chief Operating Officer or the Board of Directors of Company, when such directives are consistent with the scope and nature of Employee’s duties and responsibilities as Chief Financial Officer; (iii) dishonesty of the Employee affecting or relating to the Company; (iv) Drunkenness or use of drugs which interferes with the performance of Employee’s obligations under this Agreement (v) Employee’s conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation; or (vi) violation of Javelin’s Employee Proprietary Information and Inventions Agreement (Including Non-Competition and Arbitration); or (vii) Any gross or willful conduct of Employee, resulting in loss to the Company, damage to the Company’s reputation, or theft or defalcation from the Company.

In the event, following the expiration of this agreement, that the Company continues the employment of Employee, whether upon the terms of this agreement or otherwise, such employment shall be “at will” and such action shall not create an employment for a definite term or period.

4.   Compensation.  In consideration of the services to be rendered to Javelin under this Employment Agreement, Employee’s compensation shall be as follows: (i) a base salary at the rate of $200,000 per year, payable bi-monthly in accordance with Javelin’s usual payroll procedures; (ii) a hiring bonus of 150,000 options for Javelin stock that will vest in accordance with a fixed schedule approved by Javelin’s Board of Directors; (iii) a discretionary performance-based bonus for the 2006 calendar year in the range of 0-49% of Employee’s base annual salary, with a target bonus of 30%, to be determined at the sole discretion of Javelin provided that Employee is still employed by Javelin on the date bonuses are paid; and (iv) the opportunity to participate in Javelin’s performance-based Employee Incentive Stock Option Plan.
5.   Expenses.   Javelin will reimburse Employee for reasonable expenses incurred by Employee in the furtherance of Javelin’s business, including reasonable travel expenses. Air travel shall be at coach or lower fares. Employee shall provide Javelin appropriate receipts or other evidence of the expenses incurred by Employee, and will be reimbursed against such receipts on a monthly basis.

6.   Vacation and Benefits.

(i) Employee shall be entitled to paid vacation equal to three weeks (15 business days) per year. Unused vacation days at the end of a calendar year will roll over to the following year or may be paid at the prorated base salary then in effect, at Javelin’s option;
(ii) Employee will be eligible to participate in and obtain the health and dental benefits provided generally to Javelin’s executive employees; and

7.   Employee Proprietary Information and Inventions Agreement (Including Non-Competition and Arbitration).  Employee, as a condition of his employment, and continuing employment by Javelin, shall execute and comply with Javelin’s Employee Proprietary Information and Inventions Agreement (Including Non-Competition and Arbitration).

8.   Entire Agreement.  This Employment Agreement replaces all prior agreements, discussions and understanding between the parties and, together with the Employee Proprietary Information and Inventions Agreement (Including Non-Competition and Arbitration) referenced in the proceeding paragraph, contains the entire agreement with regard to the employment of Employee by Javelin.

9.   Representations by Employee.   Employee represents and warrants that as of the date of this Employment Agreement and continuing thereafter during its term, Employee is not and will not be under any contractual or other obligation whatsoever to any third party or former employer which (i) conflicts with any provision of this Employment Agreement, (ii) limits or restricts the ability of Employee to enter into this Employment Agreement or, generally, to be employed by Javelin, or (iii) limits or restricts the ability of Employee to perform the duties and requirements of his position.

10.  Notices.  Any notice or notices required by the terms of this Employment Agreement shall be in writing and shall be deemed given upon delivery to the other party if delivered by hand; twenty four hours after sending by facsimile or Express Mail or recognized national overnight delivery carrier; or five days after mailing which, if used, shall be by postage prepaid, registered mail, return receipt requested, to the respective parties as follows:

If to Javelin:	Javelin Pharmaceuticals, Inc. 125 Cambridge Park Drive Cambridge, MA 02140 Fax No. (617) 349-4505

To the attention of:	Daniel B. Carr, MD

With copy to:	Stephen E. Tisman, Esq.

Margolis & Tisman LLP 280 Madison Avenue New York, New York 10016 Fax No.: (212) 686-1544

If to Employee:	Stephen J. Tulipano, CPA, MBA 15 Barbara Road Stoneham, MA 02180 Fax No.: to be specified by Employee or to such other address or addresses, or fax numbers, as either party may designate in accordance with this paragraph.

11.  Severability.  The invalidity of any provision or provisions of this Agreement shall not affect any of the other provisions of this Agreement which shall all remain in full force and effect. In addition, any such provisions deemed to be invalid shall be deemed amended so that such provisions survive to the fullest extent permitted by New York Law.

12.  Assignment.  This Agreement, and Employee’s rights and obligations hereunder, may not be assigned by Employee. Javelin may assign its rights, but only together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. The obligations of Javelin hereunder shall be binding on its successors and assigns, including, but not limited to its successors and assigns whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

13.  Governing Law and Jurisdiction .  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its conflict of laws rules and the New York State Courts in New York County, and the United States District Court for the Southern District of New York, shall have exclusive jurisdiction over all disputes under or in connection with this Agreement and the parties agree that venue shall rest exclusively in those courts.

14.  Headings.  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Employment Agreement

JAVELIN PHARMACEUTICALS, INC.
By:	/s/Daniel B. Carr	/s/Stephen J. Tulipano
	Daniel B. Carr, MD	Stephen J. Tulipano, CPA, MBA
	April 8, 2006	April 8, 2006
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